EXHIBIT 99.1

DEEP WELL INCREASES ITS WORKING INTEREST IN SAWN LAKE HEAVY OIL RESERVOIR

DEC. 17, 2012 – 08:00 EDT

EDMONTON, ALBERTA - (Marketwire – December 17, 2012) Deep Well Oil & Gas, Inc. (and its subsidiaries "Deep Well" or "Company") (OTCQB Marketplace: DWOG) is pleased to announce it has acquired an additional 10 per cent working interest in most of its Sawn Lake heavy oil reservoir in the Peace River Oil Sands of Northern Alberta.

The Government of Alberta has confirmed the transfer of the 10 per cent working interest to Deep Well from 1132559 Alberta Ltd. following closing of a purchase and sale agreement.

With this acquisition Deep Well and its Canadian subsidiaries Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd. now have a 90 per cent working interest in 51 contiguous square miles of oil sands leases, an 80 per cent working interest in 5 square miles of oil sands leases and a 50 per cent working interest in an additional 12 square miles in the Sawn Lake heavy oil area in North Central Alberta. The leases cover 43,015 gross acres (17,408 gross hectares.). This transaction increases Deep Well’s net acres in the Sawn Lake field from 31,376 to 35,360 (from 12,698 net hectares to 14,310).

"This acquisition marks another important step in the development now being planned of our heavy oil reservoir," noted Dr. Horst A. Schmid, Chairman of the Board. “We now have a 90 per cent working interest in the area chosen for our pilot project; accordingly, we expect the economics of the project to be even more robust than forecast earlier.”

Effective December 31, 2011, DeGolyer and MacNaughton Canada Limited (D&M), an independent qualified reserves evaluator, assigned probable reserves1 of 7.8 million barrels to the planned pilot project lands and an additional 198 million barrels of best case contingent resources2 to Deep Well's remaining Sawn Lake lands in the Peace River oil sands area of Alberta. These reserves and resources were calculated before this acquisition of these working interests.

Deep Well is fully committed to best practices in environmental stewardship to assure sustainable development of its in-situ heavy oil holdings.

1 Probable Reserves in this press release are those additional reserves which analysis of geoscience and engineering data indicate are less likely be recovered than Proved Reserves but more certain to be recovered than Possible Reserves. These estimated probable reserves are classified as undeveloped at this time.

2 Contingent Resources in this News Release are those quantities of petroleum estimated, as of December 31, 2011, to be potentially recoverable from know accumulations by application of development projects, but which are not currently considered to be commercially recoverable due to one or more contingencies. The specific contingencies precluding these Contingent Resources being classified as reserves include but are not limited to; regulatory approvals to develop the resources and financing. The Contingent Resources in this press release reflect the ‘best estimate’ as reported by D&M. A best estimate is the estimate of the quantity of resources that will actually be recovered. It is equally likely that the actual quantities recovered will be greater or less than the ‘best estimate’.

Statements relating to "reserves" or "contingent resources" or "prospective resources" are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves, contingent resources or prospective resources described exist in the quantities predicted or estimated, and can be profitably produced in the future. Investors are cautioned not to assume that any part or all of the probable or possible reserves, contingent resources or prospective resources described herein will ever be converted to proved reserves.

This news release contains forward-looking statements. The words or phrases "would be," "to be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "potential," "recoverable," “estimate," "forecast," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business and described in this press release. The Company's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Company's filings with the SEC. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Deep Well Oil & Gas, Inc. (OTCQB Marketplace: DWOG - News)

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Deep Well Oil & Gas, Inc.

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